Exhibit 4.2

CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF THE SERIES A VOTING CONVERTIBLE PREFERRED STOCK OF SIMEX TECHNOLOGIES, INC.

Pursuant to Section 151

of the Delaware General Corporation Law

SIMEX TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the Delaware General Corporation Law, its Board of Directors has adopted the following resolution creating the following classes and series of the Corporation’s $0.001 par value Series A Convertible Preferred Stock, and determining the voting powers, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of such classes and series:

RESOLVED, that, pursuant to the authority conferred on the Board of Directors by the Certificate of Incorporation of the Corporation, there is hereby created a series of preferred stock of 5,000,000 shares, which shall be designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).

The designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock, in addition to those set forth in the Certificate of Incorporation, shall be as follows:

(1)

Amount of Series.  The corporation shall have the authority to issue not more than 5,000,000 shares of Series A Convertible Preferred Stock at the discretion of the Board of Directors.

(2)

Dividends.  Each share of Preferred Stock shall only be entitled to dividends in an amount equal to any cash dividend declared on each share of Common Stock, when and if declared, times the Conversion Factor on the record date for the dividend.

(3)

Liquidation Rights.  Any assets distributable to holders of capital stock of the Corporation upon the liquidation, dissolution, or winding-up of the affairs of the Corporation shall be distributed to holders of Common Stock and Preferred Stock on an “as-converted,” such that each share of Preferred Stock shall be entitled to receive the amount distributable to each share of Common Stock times the Conversion Factor on the record date for the distribution.

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(4)

Conversion.  The shares of Preferred Stock shall be convertible at the office of the transfer agent for the Common Stock (the “Transfer Agent”), and at such other place or places, if any, as the Board of Directors of the Corporation may designate, into fully paid and non-assessable shares (calculated as to each conversion to the nearest l/100th of a share) of Common Stock.  The number of shares of Common Stock issuable upon conversion of each share of the Preferred Stock shall be equal to forty (40) (the “Conversion Factor”); provided, however, that such Conversion Factor shall be subject to adjustment from time to time in certain instances as hereinafter provided. No fractional shares of Common Stock will be issued, and instead the number of shares of Common Stock to be issued on conversion of Preferred Stock will, to the extent necessary, be rounded up to the nearest whole number of shares.

Before any holder of shares of the Preferred Stock shall be entitled to convert the same into Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed to the Corporation or in blank, at the office of the Transfer Agent or at such other place or places, if any, as the Board of Directors of the Corporation has designated, and shall give written notice to the Corporation at said office or place that it elects to convey the same and shall state in writing therein the name or names (with addresses) in which it wishes the certificate or certificates for Common Stock to be issued.  The Corporation will, as soon as practicable thereafter, issue and deliver at said office or place to such holder of shares of the Preferred Stock, or to its nominee or nominees, certificates for the number of full shares of Common Stock to which it shall be entitled as aforesaid. Shares of the Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of the close of business on such date.

The Conversion Factor in effect at any time shall be subject to adjustment as follows:

(i) In case the Corporation shall (A) declare a dividend on its Common Stock in shares of its capital stock, (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of its capital stock, the Conversion Factor in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any share of the Preferred Stock surrendered for conversion after such time shall be entitled to receive the kind and amount of shares which it would have owned or have been entitled to receive had such share of the Preferred Stock been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

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(ii) In case the Corporation shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) evidences of its indebtedness or assets (excluding dividends or other distributions paid out of earned surplus), the Conversion Factor shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Factor in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the date fixed for such determination less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive and described in a Board Resolution of the Corporation filed with the Transfer Agent) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price per share of the Common Stock on the date fixed for such determination, such adjustment to become effective immediately prior to the opening of business of the day following the date fixed for the determination of stockholders entitled to receive such distribution.

(iii) For the purpose of any computation under paragraph (ii) above, the “Current Market Price” on any date shall be deemed to be the average of the daily closing prices per share of Common Stock for 20 consecutive business days selected by the Corporation commencing 35 business days before such date. The closing price for each day shall be the last sale price or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if it is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Sealers, Inc., selected from time to time by the Corporation for that purpose.

(iv) All calculations under this paragraph (6) shall be made to the nearest one-hundredth of a cent or the nearest l/100th of a share, as the case may be.

(v) In case of any consolidation or merger of the Corporation with or into any other corporation (other than a consolidation or merger in which the Corporation is the continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, the holder of each share of Preferred Stock shall after such consolidation, merger, sale or transfer have the right to convert such share of the Preferred Stock into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such consolidation, merger, sale or transfer if he had held the Common Stock issuable upon the conversion of such share of the Preferred Stock immediately prior to such consolidation, merger, sale or transfer.

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(vi) In the event that at any time, as a result of an adjustment made pursuant to paragraph (i) above, the holder of any share of Preferred Stock surrendered for conversion shall become entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any share of the Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (i) to (v), inclusive, above, and the provisions of this paragraph (6) with respect to the Common Stock shall apply on like terms to any such other securities.

(vii) No adjustment in the Conversion Factor shall be required unless such adjustment would require a change of at least l % in such price; provided, however, that any adjustments which by reason of this paragraph (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Whenever the Conversion Factor is adjustable as herein provided:

(i) the Corporation shall promptly file with the Transfer Agent for the Preferred Stock a certificate of the treasurer of the Corporation setting forth the adjusted Conversion Factor and showing in reasonable detail the facts upon which such adjustment is based, including a statement of the consideration received or to be received by the Corporation for any shares of Common Stock issued or deemed to have been issued; and

(ii) a notice stating that the Conversion Factor has been adjusted and setting forth the adjusted Conversion Factor, and within ten (10) business days after it is required, said notice shall be mailed to all holders of Preferred Stock determined as of the date the notice was first required, and upon the mailing of such notice no other notice need be given of that adjustment in the Conversion Factor.

The Corporation shall, in accordance with the laws of the State of Delaware, endeavor to amend its Certificate of Incorporation to increase the authorized amount of its Common Stock to permit the conversion of all Preferred Stock pursuant to Paragraph (5) herein.

The Corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of the Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or transfer and delivery of shares of Common Stock in a name other than that in which the shares of the Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount

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of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(5) Mandatory Conversion.  Each share of Preferred Stock shall automatically convert into Common Stock pursuant to Section (4) herein, without any action on the part of the holder of the share of Preferred Stock, at such point in time that the Corporation has sufficient authorized, but unissued, shares of Common Stock to issue Common Stock on conversion of all shares of Preferred Stock outstanding at that time (the “Mandatory Conversion Date”).  From and after the Mandatory Conversion Date, each share of Preferred Stock that is issued and outstanding immediately prior to the Mandatory Conversion Date will, without further action on the part of the holder thereof, be converted into and become that number of shares of Common Stock equal to the Conversion Factor in effect on the Mandatory Conversion Date.  Each certificate evidencing ownership of shares of Preferred Stock will evidence ownership of such shares of Common Stock into which the Preferred Stock was converted.

(6) Voting Rights.  Except as may be required by the provisions of the Delaware General Corporation Law, the holder of each share of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock would be convertible hereof on the record date for the vote or consent of shareholders.  Each holder of a share of the Preferred Stock shall be entitled to receive the same prior notice of any shareholders' meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of meeting, and shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law, or by the terms hereof, to be submitted to a class vote of the holders of Preferred Stock.  Fractional shares shall be permitted, and any fractions shall be counted in computing voting rights.

IN WITNESS WHEREOF, Simex Technologies, Inc. has caused this Certificate to be duly executed by Kjell I. Jagelid, its chief executive officer, this 2nd day of November, 2007.

SIMEX TECHNOLOGIES, INC.

/s/ Kjell I. Jagelid

___________________________

Kjell I. Jagelid,

Chief Executive Officer

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